Contact:   L-3 Communications Holdings, Inc.

                Corporate Communications                                                                                   For Immediate Release

                212-697-1111

L-3 Announces Second Quarter 2016 Results

•         Diluted earnings per share (EPS) from continuing operations increased 35% to $1.88

•         Net sales increased 5%

•         Net cash from operating activities from continuing operations increased 30%

•         Updated 2016 financial guidance

NEW YORK, July 28, 2016 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $1.88 for the quarter ended June 24, 2016 (2016 second quarter) compared to diluted EPS from continuing operations for the quarter ended June 26, 2015 (2015 second quarter) of $1.39. Net sales of $2,664 million for the 2016 second quarter increased by 5% compared to the 2015 second quarter. Excluding sales from divestitures and acquisitions(1), net sales (organic sales) increased 7%.

“We are pleased to report another quarter of progress on L-3’s strategy to drive growth through organic sales and higher operating income,” said Michael T. Strianese, chairman and chief executive officer. “Our initiatives to strengthen our core businesses and market-leading positions have led to solid results and higher operating margin across all segments. By focusing on performance and organic growth, we will continue to generate value to all of our stakeholders."

 (1)   Sales from business divestitures are defined as sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures. Sales from acquired businesses are defined as sales from business acquisitions that are included in L-3’s actual results for less than 12 months.

L-3 Announces Results for the 2016 Second Quarter Page 2

L-3 Consolidated Results

The table below provides L-3’s selected financial data from continuing operations, which excludes the results of operations of the National Security Solutions (NSS) business. NSS was divested on February 1, 2016, and is reported as discontinued operations for all periods presented.

	Second Quarter Ended				First Half Ended
(in millions, except per share data)	June 24,	June 26,	Increase/		June 24,	June 26,	Increase/
	2016	2015	(decrease)		2016	2015	(decrease)
Net sales	$2,664	$2,543	5%		$5,017	$5,031	-%
Operating income	$247	$153	61%		$499	$340	47%
(Gain) loss related to business divestitures	-	(2)	nm		-	20	nm
Segment operating income	$247	$151	64%		$499	$360	39%
Operating margin	9.3%	6.0%	330	bpts	9.9%	6.8%	310	bpts
Segment operating margin	9.3%	5.9%	340	bpts	9.9%	7.2%	270	bpts
Interest expense and other	$(43)	$(37)	16%		$(80)	$(73)	10%
Effective income tax rate provision (benefit)	26.0%	(3.4)%	nm		24.1%	15.7%	nm
Net income from continuing operations
attributable to L-3	$147	$116	27%		$311	$217	43%
Adjusted net income from continuing operations
attributable to L-3 (a)	$147	$113	30%		$311	$229	36%
Diluted earnings per share from
continuing operations	$1.88	$1.39	35%		$3.95	$2.60	52%
Adjusted diluted earnings per share from
continuing operations(a)	$1.88	$1.36	38%		$3.95	$2.74	44%
Diluted weighted average common shares
outstanding	78.4	83.2	(6)%		78.7	83.5	(6)%
___________________
(a) Non-GAAP metric that excludes the aggregate gain or loss related to business divestitures. See Table E for a reconciliation and a discussion of why this information is presented.
nm – not meaningful

Second Quarter Results of Operations:  For the 2016 second quarter, consolidated net sales of $2,664 million increased $121 million, or 5%, compared to the 2015 second quarter. Organic sales increased by $187 million, or 7%, for the 2016 second quarter. Organic sales exclude $90 million of sales declines related to business divestitures and $24 million of sales increases related to business acquisitions. For the 2016 second quarter, organic sales to the U.S. Government increased $104 million, or 6%, and organic sales to international and commercial customers increased $83 million, or 11%.

Segment operating income for the 2016 second quarter increased by $96 million, or 64%, compared to the 2015 second quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 340 basis points to 9.3% for the 2016 second quarter, compared to 5.9% for the 2015 second quarter. Segment operating margin increased by: (1) 250 basis points primarily due to unfavorable contract performance adjustments related to cost growth in the 2015 second quarter that did not recur in the 2016 second quarter on international head-of-state aircraft modification contracts in the Aerospace Systems segment, (2) 50 basis points due to $14 million of charges in the Electronic Systems segment recorded in the 2015 second quarter in connection with a settlement with the U.S. Government related to the EoTech holographic weapons sight (HWS) product and an adverse arbitration ruling and (3) 40 basis points due to lower pension expense of $10 million. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense and other for the 2016 second quarter includes a $5 million debt retirement charge related to the redemption of $300 million aggregate principal amount of 3.95% Senior Notes due November 15, 2016.

L-3 Announces Results for the 2016 Second Quarter Page 3

The effective tax rate for the 2016 second quarter increased to 26.0% compared to a benefit of 3.4% for the same period last year. The 2016 second quarter includes a benefit from the reinstatement of the Federal Research and Experimentation (R&E) tax credit. The 2015 second quarter included tax benefits of: (1) $17 million related to a legal restructuring of foreign entities, (2) $10 million related to the resolution of various outstanding income tax matters with U.S. and foreign tax authorities and (3) $9 million primarily associated with the release of the valuation allowance for certain deferred tax assets.

Net income from continuing operations attributable to L-3 in the 2016 second quarter increased 27% compared to the 2015 second quarter and diluted EPS from continuing operations increased 35% to $1.88 from $1.39. Diluted weighted average common shares outstanding for the 2016 second quarter declined by 6% compared to the 2015 second quarter due to repurchases of L-3 common stock.

First Half Results of Operations: For the 2016 first half, consolidated net sales of $5,017 million decreased $14 million compared to the 2015 first half. Organic sales increased by $135 million, or 3%, for the 2016 first half. Organic sales exclude $204 million of sales declines related to business divestitures and $55 million of sales increases related to business acquisitions. For the 2016 first half, organic sales to the U.S. Government increased $166 million, or 5%, and organic sales to international and commercial customers decreased $31 million, or 2%.

Segment operating income for the 2016 first half increased by $139 million, or 39%, compared to the 2015 first half. Segment operating margin increased by 270 basis points to 9.9% for the 2016 first half, compared to 7.2% for the 2015 first half. Segment operating margin increased by: (1) 190 basis points primarily due to unfavorable contract performance adjustments related to cost growth in the 2015 first half that did not recur in the 2016 first half at Aerospace Systems on international head-of-state aircraft modification contracts, (2) 40 basis points due to higher margins resulting from acquisitions and divestitures and (3) 40 basis points due to lower pension expense of $21 million. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense and other for the 2016 first half includes a $5 million debt retirement charge related to the redemption of $300 million aggregate principal amount of 3.95% Senior Notes due November 15, 2016.

The effective tax rate for the 2016 first half increased to 24.1% from 15.7% for the same period last year. The 2016 first half included a $12 million reduction to income tax expense due to the early adoption of a new accounting standard related to income tax benefits from employee stock-based compensation awards, which increased diluted EPS by $0.15, and a benefit from the reinstatement of the Federal R&E tax credit. The 2015 first half included $36 million of tax benefits, discussed above.

Net income from continuing operations attributable to L-3 in the 2016 first half increased 43% to $311 million compared to the 2015 first half, and diluted EPS from continuing operations increased 52% to $3.95 from $2.60. Diluted EPS from continuing operations increased 44% compared to adjusted diluted EPS of $2.74 for the 2015 first half. The 2015 first half adjusted diluted EPS from continuing operations excludes a pre-tax loss of $20 million ($12 million after income taxes), or $0.14 per diluted share, related to the divestitures of Marine Systems International and Broadcast Sports, Inc.  Diluted weighted average common shares outstanding for the 2016 first half declined by 6% compared to the 2015 first half due to repurchases of L-3 common stock.

Orders:  Funded orders for the 2016 second quarter were $2,136 million compared to $2,512 million for the 2015 second quarter.  Funded orders for the 2016 first half were $4,727 million compared to $5,101 million for the 2015 first half.  The book-to-bill ratio was 0.80x for the 2016 second quarter and 0.94x for the 2016 first half. Excluding the impacts of business divestitures and acquisitions, orders decreased by $338 million, or 14% for the 2016 second quarter and $265 million, or 5% for the 2016 first half. The decrease is primarily due to award delays and timing. Funded backlog declined 4% to $8,125 million at June 24, 2016, compared to $8,423 million at December 31, 2015.

L-3 Announces Results for the 2016 Second Quarter Page 4

The table below summarizes the cash returned to shareholders during the 2016 and 2015 second quarter and first half periods.

	Second Quarter Ended		First Half Ended
	June 24,	June 26,	June 24,	June 26,
($ in millions)	2016	2015	2016	2015

Net cash from operating activities from continuing operations	$257	$197	$369	$309
Less: Capital expenditures, net of dispositions	(36)	(43)	(64)	(82)
Plus: Income tax payments attributable to discontinued operations	-	1	-	1
Free cash flow(1)	$221	$155	$305	$228
Dividends paid ($1.40 per share in 2016; $1.30 per share in 2015)	$54	$53	$112	$111
Common stock repurchases	78	246	276	346
Cash returned to shareholders	$132	$299	$388	$457

(1) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

    Reportable Segment Results

The company has three reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses related to business divestitures and certain other items that are excluded by management for purposes of evaluating the operating performance of the company’s business segments.

Electronic Systems

	Second Quarter Ended				First Half Ended
	June 24,	June 26,	Increase/		June 24,	June 26,	Increase/
($ in millions)	2016	2015	(decrease)		2016	2015	(decrease)
Net sales	$1,021	$1,044	(2.2)%		$1,898	$2,061	(7.9)%
Operating income	$125	$118	5.9%		$220	$231	(4.8)%
Operating margin	12.2%	11.3%	90	bpts	11.6%	11.2%	40	bpts

Second Quarter: Electronic Systems net sales for the 2016 second quarter decreased by $23 million, or 2%, compared to the 2015 second quarter. Excluding $90 million of sales declines related to business divestitures (primarily MSI divestiture in May 2015) and $20 million of sales increases related to business acquisitions, organic sales increased by $47 million, or 5%. The increase was driven by: (1) $35 million for Aviation Products & Security primarily due to increased deliveries of cargo and airport security screening systems to international customers and timing of deliveries of cockpit displays for the CH-47 aircraft, (2) $18 million for Warrior Systems primarily due to increased deliveries of night vision products to the U.S. Army and foreign militaries and (3) $8 million for Sensor Systems due to deliveries of electronic warfare products to foreign militaries. These increases were partially offset by a decrease of $14 million for Precision Engagement & Training due to lower volume for civil aviation simulation and training devices for commercial customers as contracts near completion.

L-3 Announces Results for the 2016 Second Quarter Page 5

Electronic Systems operating income for the 2016 second quarter increased by $7 million, or 6%, compared to the 2015 second quarter. Operating margin increased by 90 basis points to 12.2%.  Operating margin increased by: (1) 140 basis points due to $14 million of charges recorded during the 2015 second quarter that did not recur in 2016 in connection with (i) a settlement with the U.S. Government relating to the EoTech HWS product in Warrior Systems and (ii) an adverse arbitration ruling to resolve a dispute for the termination of a supply arrangement in Aviation Products & Security, (2) 60 basis points due to higher margins resulting from acquisitions and divestitures, all of which were completed in 2015, and (3) 30 basis points due to lower pension expense of $3 million. These increases were partially offset by 140 basis points primarily due to higher net aggregate favorable contract performance adjustments in the 2015 second quarter compared to the 2016 second quarter.

First Half: Electronic Systems net sales for the 2016 first half decreased by $163 million, or 8%, compared to the 2015 first half. Excluding $204 million of sales declines related to business divestitures (primarily MSI divestiture in May 2015) and $46 million of sales increases related to business acquisitions, organic sales decreased by $5 million. The decrease was driven by: (1) $20 million for Power & Propulsion Systems due to decreased volume on contracts nearing completion for U.S. government and foreign government customers and (2) $16 million primarily for Precision Engagement & Training due to lower volume of ordnance products for the U.S. military, and civil aviation simulation and training devices for commercial customers as contracts near completion.  These decreases were partially offset by an increase of $31 million primarily for Aviation Products & Security due to increased deliveries of cargo and airport security screening systems to international customers, and commercial and military cockpit display products and repair services.

Electronic Systems operating income for the 2016 first half decreased by $11 million, or 5%, compared to the 2015 first half. Operating margin increased by 40 basis points to 11.6%. Operating margin increased by 110 basis points due to higher margins resulting from acquisitions and divestitures and 30 basis points due to lower pension expense of $6 million. These increases were partially offset by a decrease of 60 basis points due to sales mix changes, primarily for Aviation Products & Security Systems, and 40 basis points due to higher net aggregate favorable contract performance adjustments in the 2015 first half compared to the 2016 first half.

Aerospace Systems

	Second Quarter Ended				First Half Ended
	June 24,	June 26,			June 24,	June 26,
($ in millions)	2016	2015	Increase		2016	2015	Increase
Net sales	$1,148	$995	15.4%		$2,153	$2,021	6.5%
Operating income (loss)	$70	$(18)	nm		$176	$42	319.0%
Operating margin	6.1%	(1.8)%	790	bpts	8.2%	2.1%	610	bpts

Second Quarter: Aerospace Systems net sales for the 2016 second quarter increased by $153 million, or 15%, compared to the 2015 second quarter. Sales increased $64 million for Aircraft Systems, $63 million for ISR Systems and $26 million for Vertex Aerospace. Sales increased for Aircraft Systems primarily due to unfavorable contract performance adjustments in the 2015 second quarter that did not recur in the 2016 second quarter on international head-of-state aircraft modification contracts. Sales increased by $78 million for ISR Systems primarily due to the procurement and delivery of two business jets to a foreign military customer, which was partially offset by a decrease of $15 million primarily for small ISR aircraft fleet management services to the U.S. Air Force due to reduced demand resulting from the U.S. military drawdown in Afghanistan. The increase in sales for Vertex Aerospace was due to a $12 million contract price adjustment for a recovery of cost overruns on the previous U.S. Army C-12 contract, which ended on July 31, 2015, and pre-production activities related to U.S. Navy training aircraft.

L-3 Announces Results for the 2016 Second Quarter Page 6

Aerospace Systems operating income for the 2016 second quarter increased by $88 million, compared to the 2015 second quarter. Operating margin increased by 790 basis points to 6.1%. Operating margin increased by: (1) 730 basis points primarily due to $84 million of unfavorable contract performance adjustments related to cost growth in the 2015 second quarter that did not recur in the 2016 second quarter on international head-of-state aircraft modification contracts at Aircraft Systems, (2) 130 basis points primarily due to a $12 million contract price adjustment received in the 2016 second quarter for a recovery of cost overruns recognized in prior periods on the previous U.S. Army C-12 contract, and better terms on the new U.S. Army C-12 contract, which began in August 2015, and (3) 40 basis points due to lower pension expense of $4 million. These increases were partially offset by a $13 million charge at Aircraft Systems to reduce internal-use simulator training assets to net realizable value, decreasing operating margin by 110 basis points.

First Half: Aerospace Systems net sales for the 2016 first half increased by $132 million, or 7%, compared to the 2015 first half. Sales increased $64 million for Aircraft Systems, $45 million for ISR Systems and $23 million for Vertex Aerospace due to trends similar to the 2016 second quarter.

Aerospace Systems operating income for the 2016 first half increased by $134 million, or 319%, compared to the 2015 first half. Operating margin increased by 610 basis points to 8.2% due to trends similar to the 2016 second quarter, as well as lower pension expense of $9 million.

Communication Systems

	Second Quarter Ended				First Half Ended
	June 24,	June 26,	Increase/		June 24,	June 26,
($ in millions)	2016	2015	(decrease)		2016	2015	Increase
Net sales	$495	$504	(1.8)%		$966	$949	1.8%
Operating income	$52	$51	2.0%		$103	$87	18.4%
Operating margin	10.5%	10.1%	40	bpts	10.7%	9.2%	150	bpts

Second Quarter: Communication Systems net sales for the 2016 second quarter decreased by $9 million, or 2%, compared to the 2015 second quarter. Sales for Space & Power Systems decreased by $30 million primarily due to reduced demand for power devices for commercial satellites. This decrease was partially offset by $17 million primarily for Broadband Communication Systems due to increased volume and deliveries of secure networked communication systems for the U.S. Department of Defense (DoD) and $4 million related to business acquisitions.

Communication Systems operating income for the 2016 second quarter increased by $1 million, or 2%, compared to the 2015 second quarter.  Operating margin increased by 40 basis points to 10.5% primarily due to lower pension expense of $3 million.

First Half: Communication Systems net sales for the 2016 first half increased by $17 million, or 2%, compared to the 2015 first half. The increase was due to: (1) $34 million for Broadband Communication Systems, primarily due to increased volume and deliveries of secure networked communication systems for the DoD, (2) $9 million related to business acquisitions, (3) $8 million for Tactical Satellite Communications products primarily due to increased deliveries on a satellite communication land terminals contract for the Australian Defence Force and (4) $6 million for Advanced Communications products primarily due to increased deliveries of secure mission data storage systems for the Joint Strike Fighter program. These increases were partially offset by a decrease of $40 million for Space & Power Systems, primarily due to reduced demand for power devices for commercial satellites.

Communication Systems operating income for the 2016 first half increased by $16 million, or 18%, compared to the 2015 first half.  Operating margin increased by 150 basis points to 10.7%. Operating margin increased by: (1) 90 basis points primarily due to increased manufacturing productivity, overhead cost reductions and favorable contract performance adjustments for Broadband Communication Systems and (2) 60 basis points due to lower pension expense of $6 million.

L-3 Announces Results for the 2016 Second Quarter Page 7

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2016, previously provided on April 27, 2016 as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8. The company undertakes no duty to update its guidance.

Consolidated 2016 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(April 27, 2016)
Net sales	$10,150 to $10,250	$9,950 to $10,150
Segment operating margin	9.8%	9.8%
Interest expense and other(1)	$157	$162
Effective tax rate	26.4%	26.7%
Minority interest expense(2)	$13	$11
Diluted shares	78.2	77.5
Diluted EPS	$7.65 to $7.85	$7.55 to $7.75

Net cash from operating activities	$1,030	$1,030
Capital expenditures, net of dispositions of property, plant and equipment	(205)	(205)
Free cash flow	$825	$825
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $168 million, (ii) interest and other income, net, and (iii) a debt retirement charge of $5 million.
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2016 Financial Guidance
($ in millions)
Current Guidance		Prior Guidance
(April 27, 2016)
Net Sales:
Electronic Systems	$4,100 to $4,200	$4,150 to $4,250
Aerospace Systems	$4,050 to $4,150	$3,900 to $4,000
Communication Systems	$1,900 to $2,000	$1,850 to $1,950

Operating Margins:
Electronic Systems	12.0% to 12.2%	12.0% to 12.2%
Aerospace Systems	7.0% to 7.2%	7.0% to 7.2%
Communication Systems	10.3% to 10.5%	10.3% to 10.5%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in estimated sales for Aerospace Systems and Communication Systems primarily related to higher sales volume on various DoD contracts, and

•         A decrease in estimated sales for Electronic Systems due to lower unit sales of EoTech HWS products and lower than expected demand for a recently introduced general aviation product.

The current guidance for 2016 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2016 second quarter results and the 2016 financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2016 Second Quarter Page 8

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, July 28, 2016 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, chairman and chief executive officer, Christopher E. Kubasik, president and chief operating officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software.  The archived version of the call may be accessed at our website or by dialing (800) 585-8367/ passcode: 42125719 (for domestic callers) or (404) 537-3406/passcode: 42125719 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems.

To learn more about L-3, please visit the company’s website at www.L-3com.com.  L-3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2016 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment; our ability to predict the level of participation in and the related costs of our voluntary return program for certain EoTech

L-3 Announces Results for the 2016 Second Quarter Page 9

holographic weapons sight products, and our ability to change and terminate the voluntary return program at our discretion; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2015 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Appl

				Table A

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Second Quarter Ended (a)		First Half Ended
	June 24,	June 26,	June 24,	June 26,
	2016	2015	2016	2015
Net sales	$2,664	$2,543	$5,017	$5,031
Cost of sales	(2,417)	(2,392)	(4,518)	(4,671)
Gain (loss) related to business divestitures(b)	-	2	-	(20)
Operating income	247	153	499	340
Interest expense	(43)	(42)	(84)	(81)
Interest and other income, net	5	5	9	8
Debt retirement charge	(5)	-	(5)	-
Income from continuing operations before income taxes	204	116	419	267
(Provision) benefit for income taxes	(53)	4	(101)	(42)
Income from continuing operation	151	120	318	225
Income from discontinued operations, net of income tax (c)	-	4	63	8
Net income	151	124	381	233
Net income attributable to noncontrolling interests	(4)	(4)	(7)	(8)
Net income attributable to L-3	$147	$120	$374	$225

Basic earnings per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$1.90	$1.41	$4.02	$2.64
Discontinued operations	-	0.05	0.81	0.10
Basic earnings per share	$1.90	$1.46	$4.83	$2.74

Diluted earnings per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$1.88	$1.39	$3.95	$2.60
Discontinued operations	-	0.05	0.80	0.09
Diluted earnings per share	$1.88	$1.44	$4.75	$2.69

L-3 Holdings’ weighted average common shares outstanding:
Basic	77.2	82.1	77.5	82.2
Diluted	78.4	83.2	78.7	83.5
______________________
(a)

It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter.  The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention.  The company closes its annual books on December 31 regardless of what day it falls on.

(b)

The company completed the sale of Marine Systems International and Broadcast Sports Inc. and recorded a net pre-tax gain of $2 million during the 2015 second quarter and a pre-tax loss of $20 million during the 2015 first half.

(c)	Income from discontinued operations, net of income taxes for the 2016 first half includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

Appl

				Table B

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended		First Half Ended
	June 24,	June 26,	June 24,	June 26,
	2016	2015	2016	2015
Segment operating data
Net sales:
Electronic Systems	$1,021	$1,044	$1,898	$2,061
Aerospace Systems	1,148	995	2,153	2,021
Communication Systems	495	504	966	949
Total	$2,664	$2,543	$5,017	$5,031
Operating income (loss):
Electronic Systems	$125	$118	$220	$231
Aerospace Systems	70	(18)	176	42
Communication Systems	52	51	103	87
Total	$247	$151	$499	$360
Operating margin:
Electronic Systems	12.2%	11.3%	11.6%	11.2%
Aerospace Systems	6.1%	(1.8)%	8.2%	2.1%
Communication Systems	10.5%	10.1%	10.7%	9.2%
Total	9.3%	5.9%	9.9%	7.2%
Depreciation and amortization:
Electronic Systems	$27	$27	$52	$55
Aerospace Systems	14	12	27	24
Communication Systems	11	13	23	25
Total	$52	$52	$102	$104

Funded order data
Electronic Systems	$929	$1,085	$1,886	$2,138
Aerospace Systems	734	844	1,917	1,922
Communication Systems	473	583	924	1,041
Total	$2,136	$2,512	$4,727	$5,101

			June 24,	Dec. 31,
			2016	2015
Period end data
Funded backlog			$8,125	$8,423

Appl

		Table C

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	June 24,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$352	$207
Billed receivables, net	808	746
Contracts in process	2,162	2,081
Inventories	356	333
Other current assets	182	201
Assets of discontinued operations	—	664
Total current assets	3,860	4,232
Property, plant and equipment, net	1,075	1,097
Goodwill	6,306	6,281
Identifiable intangible assets	190	199
Deferred income taxes	4	3
Other assets	265	255
Total assets	$11,700	$12,067

LIABILITIES AND EQUITY

Current portion of long-term debt	$549	$499
Accounts payable, trade	415	297
Accrued employment costs	481	504
Accrued expenses	387	390
Advance payments and billings in excess of costs incurred	448	562
Income taxes	-	13
Other current liabilities	399	394
Liabilities of discontinued operations	—	220
Total current liabilities	2,679	2,879
Pension and postretirement benefits	1,046	1,047
Deferred income taxes	262	219
Other liabilities	374	368
Long-term debt	2,780	3,125
Total liabilities	7,141	7,638
Shareholders’ equity	4,486	4,355
Noncontrolling interests	73	74
Total equity	4,559	4,429
Total liabilities and equity	$11,700	$12,067

Appl

		Table D
	L-3 COMMUNICATIONS HOLDINGS, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	First Half Ended
	June 24,	June 26,
	2016	2015
Operating activities
Net income	$381	$233
Less: Income from discontinued operations, net of tax	(63)	(8)
Income from continuing operations	318	225
Depreciation of property, plant and equipment	81	83
Amortization of intangibles and other assets	21	21
Deferred income tax provision (benefit)	29	(14)
Stock-based employee compensation expense	19	23
Contributions to employee savings plans in L-3 Holdings’ common stock	58	57
Amortization of pension and postretirement benefit plans net loss and prior service cost	25	33
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	4	4
Loss related to business divestitures	-	20
Other non-cash items	9	(6)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(62)	21
Contracts in process	(84)	(144)
Inventories	(24)	(70)
Other assets	(5)	7
Accounts payable, trade	118	77
Accrued employment costs	(23)	8
Accrued expenses	(2)	(43)
Advance payments and billings in excess of costs incurred	(111)	40
Income taxes	25	(6)
Other current liabilities	(10)	7
Pension and postretirement benefits	-	13
All other operating activities	(17)	(47)
Net cash from operating activities from continuing operations	369	309
Investing activities
Business acquisitions, net of cash acquired	(27)	(260)
Proceeds from the sale of businesses, net of closing date cash balances	575	304
Capital expenditures	(75)	(83)
Dispositions of property, plant and equipment	11	1
Other investing activities	6	5
Net cash from (used in) investing activities from continuing operations	490	(33)
Financing activities
Borrowings under revolving credit facility	320	600
Repayment of borrowings under revolving credit facility	(320)	(600)
Redemption of senior notes	(298)	-
Common stock repurchased	(276)	(346)
Dividends paid on L-3 Holdings’ common stock	(112)	(111)
Proceeds from exercises of stock options	38	39
Proceeds from employee stock purchase plan	16	17
Repurchases of common stock to satisfy tax withholding obligations	(20)	(33)
Other financing activities	(6)	(11)
Net cash used in financing activities from continuing operations	(658)	(445)
Effect of foreign currency exchange rate changes on cash and cash equivalents	-	(8)
Cash (used in) from discontinued operations:
Operating activities	(56)	29
Investing activities	-	(2)
Cash (used in) from discontinued operations	(56)	27
Change in cash balance in assets held for sale	-	61
Net increase (decrease) in cash and cash equivalents	145	(89)
Cash and cash equivalents, beginning of the period	207	442
Cash and cash equivalents, end of the period	$352	$353

Appl

				Table E

	L-3 COMMUNICATIONS HOLDINGS, INC.
	NON-GAAP FINANCIAL MEASURES
	SECOND QUARTER AND FIRST HALF 2016
	(in millions, except per share amounts)

	Second Quarter Ended		First Half Ended
	June 24,	June 26,	June 24,	June 26,
	2016	2015	2016	2015
Diluted EPS from continuing operations attributable to L-3 Holdings'	$1.88	$1.39	$3.95	$2.60
common stockholders
EPS impact of (gain) loss on business divestitures (1)	―	(0.03)	―	0.14
Adjusted diluted EPS from continuing operations(2)	$1.88	$1.36	$3.95	$2.74

Net income from continuing operations attributable to L-3	$147	$116	$311	$217
(Gain) loss on business divestitures(1)	―	(3)	―	12
Adjusted net income from continuing operations attributable to L-3(2)	$147	$113	$311	$229

______________________
(1) Gain (loss) on business divestitures		$2		$(20)
Tax benefit		1		8
After-tax impact		3		(12)
Diluted weighted average common shares
outstanding		83.2		83.5
Per share impact(3)		$0.03		$(0.14)

(2)

Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges or credits relating to business divestitures. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges or credits relating to business divestitures. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures affect the comparability of the results of operations for 2015 to the results of operations and financial guidance for 2016. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures will allow investors to more easily compare the 2016 results and financial guidance to the 2015 results. However, these measures may not be defined or calculated by other companies in the same manner.

(3)	Amounts may not calculate directly due to rounding.